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                                                                    Exhibit 21.1


                              List of Subsidiaries


                  Key Technology FSC, Inc., a Guam corporation
           Key Technology Holdings U.S.A., LLC, an Oregon corporation
                Suplusco Holding B.V., a Netherlands corporation
                 Key Technology B.V., a Netherlands corporation
                    Superior B.V., a Netherlands corporation


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